As filed with the Securities and Exchange Commission on August 30, 2022
Registration No. 333-258942

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Doma Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		84-1956909
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
101 Mission Street, Suite 740 San Francisco, California, 94105 (650) 419-3827
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Max Simkoff Chief Executive Officer and Director Doma Holdings, Inc. 101 Mission Street, Suite 740 San Francisco, California 94105 (650) 419-3827
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Stephen Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000	Eric Watson General Counsel and Secretary Doma Holdings, Inc. 101 Mission Street, Suite 740 San Francisco, California 94105 (650) 419-3827
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On August 19, 2021, the registrant filed a Registration Statement on Form S-1, as amended on September 3, 2021 (Registration No. 333-258942), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 8, 2021 (the “Registration Statement” or “registration statement”).
On March 14, 2022, the registrant filed a post-effective amendment (“Post-Effective Amendment No. 1”) on Form S-1 to the Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K and certain other information in such Registration Statement.
This Post-Effective Amendment to Form S-1 on Form S-3 (“Post-Effective Amendment No. 2”) is being filed by the registrant (i) to convert the registration statement on Form S-1 into a Registration Statement on Form S-3 and (ii) to update certain information regarding the securities being offered pursuant to the prospectus contained herein.
No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 30, 2022
PRELIMINARY PROSPECTUS
Doma Holdings, Inc.
UP TO 17,333,333 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF
WARRANTS
UP TO 249,293,231 SHARES OF COMMON STOCK
UP TO 5,833,333 WARRANTS

This prospectus relates to the issuance by us of up to an aggregate of 17,333,333 shares of our common stock, which consists of (i) up to 11,500,000 shares of common stock that are issuable upon the exercise of 11,500,000 warrants (the “public warrants”) originally issued in the initial public offering of Capitol Investment Corp. V (“Capitol”) by the holders thereof and (ii) up to 5,833,333 shares of common stock that are issuable upon the exercise of 5,833,333 warrants originally issued in a private placement in connection with the initial public offering of Capitol (the “private placement warrants,” and together with the public warrants, the “warrants”).
In addition, this prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 249,293,231 shares of common stock, $0.0001 par value per share (“common stock”), which consists of (i) up to 5,680,466 shares of common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on March 2, 2021 (the “PIPE Financing”); (ii) up to 214,469,046 shares of common stock (the “Old Doma stockholder shares”) issued to certain Old Doma stockholders (as defined herein); (iii) up to 5,302,659 shares of common stock (the “Sponsor shares”) issued upon the consummation of the Business Combination (defined below), in exchange for Capitol Class B common stock originally issued in a private placement to (a) Capitol Acquisition Management V LLC, a Delaware limited liability company, (b) Capitol Acquisition Founder V LLC, a Delaware limited liability company, (c) Lawrence Calcano, (d) Richard C. Donaldson, (e) Raul J. Fernandez and (f) Thomas Sidney Smith, Jr., (collectively, the “Sponsors”); (iv) up to 5,833,333 shares of common stock issued upon the exercise of the private placement warrants; (v) up to 1,024,912 shares of exchanged restricted common stock (as defined herein) held by Old Doma stockholders (as defined herein); (vi) up to 3,055,542 shares of common stock reserved for issuance upon the exercise of options to purchase common stock; (vii) up to 12,601,609 shares of common stock that may be issued pursuant to the earnout provisions of the Merger Agreement (as defined below) (the “Earnout Shares”); and (viii) up to 1,325,664 shares of restricted common stock subject to certain earnout provisions (the “Sponsor Covered Shares”) and (b) up to 5,833,333 private placement warrants.
On July 28, 2021 (the “Closing Date”), Capitol consummated a business combination (the “Business Combination”) with Doma Holdings, Inc., a Delaware corporation (“Old Doma”), pursuant to the agreement and plan of merger, dated March 2, 2021, by and among Capitol, Capitol V Merger Sub, Inc., a wholly owned subsidiary of Capitol (“Merger Sub”), and Old Doma (as amended on March 18, 2021, the “Merger Agreement”). In connection with the Closing (as defined herein) of the Business Combination, Old Doma changed its name to States Title Holding, Inc., Capitol changed its name to Doma Holdings, Inc. (“Doma”) and Old Doma became a wholly owned subsidiary of Doma. Doma continues the existing business operations of Old Doma as a publicly traded company.
We registered the resale of shares of common stock and warrants as required by (i) the amended and restated registration rights agreement, dated as of July 28, 2021 (the “Registration Rights Agreement”), entered into by and among Doma, the Sponsors and the Old Doma stockholders; (ii) the subscription agreements, entered into by and among Capitol and certain qualified institutional buyers and accredited investors relating to the purchase of shares of common stock in private placements consummated in connection with the Business Combination (the “Subscription Agreements”); and (iii) the warrant agreement, dated as of December 1, 2020, between Capitol and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”).
We will receive the proceeds from any exercise of the warrants or options for cash, but not from the resale of any of the securities registered hereby by the Selling Securityholders.
We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.
Certain of the securities being registered hereby are subject to certain transfer restrictions as described in “Restrictions on Resales of Our Securities” elsewhere in this prospectus.
We are a “smaller reporting company” and “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced reporting requirements.
Our common stock is currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “DOMA,” and our public warrants are currently listed on NYSE under the symbol “DOMA.WS.” On August 29, 2022, the closing price of our common stock was $0.69 and the closing price for our public warrants was $0.08.

See the section “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2022.

MARKET AND INDUSTRY DATA
This prospectus and the documents incorporated by reference herein contain information concerning the market and industry in which Doma conducts its business. Doma operates in an industry in which it is difficult to obtain precise industry and market information. Doma has obtained market and industry data in this prospectus and the documents incorporated by reference herein from industry publications and from surveys or studies conducted by third parties that it believes to be reliable. Doma cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this prospectus, the documents incorporated by reference herein, or the underlying assumptions relied on therein. As a result, you should be aware that any such market, industry and other similar data may not be reliable. While Doma is not aware of any misstatements regarding any industry data presented in this prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section “Risk Factors” below.
TRADEMARKS
This prospectus and the documents incorporated by reference herein contain references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the documents incorporated by reference herein may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Doma does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the Selling Securityholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference into this prospectus, any prospectus supplements or free writing prospectuses we have prepared. Neither we nor the Selling Securityholders take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement or free writing prospectus is accurate as of any date other than the date of the applicable document, regardless of the time of delivery of this prospectus or any other document or the sale of any common stock or warrants. Since the date of this prospectus or any prospectus supplement or free writing prospectus, or any documents incorporated by reference herein and therein, our business, financial condition, results of operations and prospects may have changed. It is important for you to read and consider all information contained in this prospectus or any prospectus supplement or free writing prospectus, including the documents incorporated by reference herein and therein, in making any investment decision. You should also read and consider the information in the documents to which we have referred you under the sections titled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.
We are not, and the Selling Securityholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.
i

ABOUT THIS PROSPECTUS
On July 28, 2021 (the “Closing Date”), Capitol consummated a business combination (the “Business Combination”) with Doma Holdings, Inc., a Delaware corporation (“Old Doma”), pursuant to the agreement and plan of merger, dated March 2, 2021, by and among Capitol, Capitol V Merger Sub, Inc., a wholly owned subsidiary of Capitol (“Merger Sub”), and Old Doma (as amended on March 18, 2021, the “Merger Agreement”). In connection with the Closing (defined herein) of the Business Combination, Old Doma changed its name to States Title Holding, Inc., Capitol changed its name to Doma Holdings, Inc. and Old Doma became a wholly owned subsidiary of Doma. Doma continues the existing business operations of Old Doma as a publicly traded company.
Unless the context indicates otherwise, references in this prospectus to the “company,” “Doma,” “we,” “us,” “our” and similar terms refer to Doma Holdings, Inc. (f/k/a Capitol Investment Corp. V) and its consolidated subsidiaries. References to “Capitol” refer to our predecessor company prior to the consummation of the Business Combination. References to “Old Doma” refer to Old Doma prior to the Business Combination and to States Title, the wholly owned subsidiary of Doma, upon the consummation of the Business Combination.
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of our common stock issuable upon the exercise of any of our warrants and stock options. We will not receive any proceeds from the sale of shares of our common stock underlying the warrants or stock options pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the warrants and stock options for cash.
We and the Selling Securityholders have not authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectuses we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. The Selling Securityholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the Registration Statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”

ii

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“2019 Equity Incentive Plan” are to the States Title Holding, Inc. 2019 Equity Incentive Plan.
“board of directors” are to our board of directors;
“bylaws” are to the amended and restated bylaws of Doma;
“Capitol Class A common stock” are to the Class A common stock of Capitol, par value $0.0001 per share;
“Capitol Class B common stock” are to the Class B common stock of Capitol, par value $0.0001 per share;
“Capitol common stock” are to Capitol Class A common stock and the Capitol Class B common stock, collectively;
“certificate of incorporation” are to the amended and restated certificate of incorporation of Doma;
“Closing” are to the closing of the Business Combination;
“common stock” are to shares of Doma common stock, par value $0.0001 per share;
“company,” “Doma,” “we,” “us” and “our” are to Doma Holdings, Inc. (f/k/a Capitol Investment Corp. V) after the Business Combination;
“Continental” are to Continental Stock Transfer & Trust Company;
“DGCL” are to the Delaware General Corporation Law, as amended;
“Earnout Fully Diluted Shares” means the sum of (i) the aggregate number of outstanding shares of our common stock (including restricted common stock, but excluding Sponsor Covered Shares), plus (ii) the maximum number of shares underlying our options that are vested (calculated on a net exercise basis and assuming, for this purpose, a price per share of our common stock of $10.00) and the maximum number of shares underlying our warrants (calculated on a net exercise basis and assuming, for this purpose, a price per share of our common stock of $10.00), in each case of these clauses (i) and (ii), as of immediately following Closing, and, for the avoidance of doubt, after giving effect to all redemptions and any forfeiture pursuant to the Sponsor Support Agreement;
“Earnout Shares” are to 5% of the Earnout Fully Diluted Shares in the form of earnout consideration, payable in two equal tranches if the closing price of our common stock exceeds $15.00 and $17.50 per share for any 20 trading days within any 30-trading day period following the Closing and ending no later than the five-year anniversary of the Closing;
“exchanged restricted common stock” are to each outstanding Old Doma restricted shares which received an award with respect to a number of restricted shares of our common stock;
“initial public offering” or “IPO” are to Capitol’s initial public offering that was consummated on December 4, 2020;
“IPO registration statement” are to the Registration Statement on Form S-1 (File No. 333-249856) filed by Capitol in connection with its initial public offering, which became effective on December 1, 2020;
“Merger” are to the merger of Old Doma with and into Merger Sub, with Old Doma, now known as States Title Holding, Inc., being the surviving entity of the Merger;
“Old Doma capital stock” are to the Old Doma common stock and Old Doma preferred stock;
“Old Doma common stock” are to shares of Old Doma common stock, par value $0.0001 per share;

“Old Doma options” are to options to purchase shares of Old Doma common stock;
“Old Doma preferred stock” are to shares of Old Doma preferred stock, par value $0.0001 per share;
“Old Doma restricted shares” are to unvested restricted shares of Old Doma common stock granted pursuant to the 2019 Equity Incentive Plan upon the “early exercise” of Old Doma options;
“Old Doma stockholders” are to the former stockholders of Old Doma;
“Old Doma stockholder shares” are to shares of common stock issued to certain former stockholders of Old Doma;
“Old Doma Support Agreements” are to the Voting and Support Agreements entered into by Capitol, Old Doma and certain holders of Doma capital stock following the execution of the Merger Agreement;
“Old Doma warrants” are to warrants to purchase shares of Old Doma capital stock;
“options” are to options to purchase common stock after the assumption by us of the options to purchase our common stock;
“Person” are to any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind;
“PIPE Financing” are to the purchase of shares of our common stock pursuant to the Subscription Agreements;
“PIPE Investors” are to those certain investors participating in the PIPE Financing pursuant to the Subscription Agreements;
“PIPE Shares” are to those shares of our common stock purchased pursuant to the Subscription Agreements;
“replacement warrants” are to the warrants to purchase our common stock issued in exchange for Old Doma warrants;
“restricted common stock” are to restricted shares of our common stock;
“Selling Securityholders” are to the selling securityholders covered by this prospectus;
“Sponsors” are to (i) Capitol Acquisition Management V LLC, a Delaware limited liability company, (ii) Capitol Acquisition Founder V LLC, a Delaware limited liability company, (iii) Lawrence Calcano, (iv) Richard C. Donaldson, (v) Raul J. Fernandez and (vi) Thomas Sidney Smith, Jr., collectively;
“Sponsor Covered Shares” are to the 20% of the aggregate of Capitol Class B common stock held by the Sponsors immediately after the Closing (including after giving effect to any forfeiture described below, and not more than 1,725,000 shares) became unvested and subject to forfeiture unless certain earnout conditions are satisfied;
“Sponsor shares” are to the shares of Capitol’s Class B common stock purchased by the Sponsors in a private placement prior to Capitol’s initial public offering and the common stock that was issued upon the conversion thereof; and
“Sponsor Support Agreement” are to that certain Support Agreement, dated March 2, 2021, by and among the Sponsors, Capitol and Old Doma, as amended and modified from time to time.

PROSPECTUS SUMMARY
This summary does not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes incorporated by reference in this prospectus. See also the sections titled “Risk Factors,” “Where You Can Find Additional Information” and “Incorporation by Reference.”
Mission
Doma is a technology company that is architecting the future of real estate transactions. Using machine intelligence and our proprietary technology solutions, we are creating a vastly more simple, efficient, and affordable real estate closing experience for current and prospective homeowners, lenders, title agents and real estate professionals.
Our mission is to remove friction and frustration from an antiquated real estate transaction process that has been stuck in the 19th century, buried in piles of paper and hampered by technology that is decades out of date. Our approach is based on our innovative cloud platform, “Doma Intelligence,” which will enable us to deliver a significantly improved customer experience at every point in the closing process of a home purchase or refinance.
Doma’s broader mission is founded on the premise that home ownership represents a key milestone in life that should be available to all individuals. The important life event of owning a home is, however, also one of the most stressful processes — according to a survey of 2,000 Americans by Homes.com, about 40% said buying a new home is the most stressful event in modern life. Another 44% said they felt nervous throughout the home-buying process. We believe that these sentiments are due in large part to the complexity and lack of transparency that exists in the real estate industry today.
Corporate Information
Capitol Investment Corp. V, Doma’s predecessor company (“Capitol”), was originally formed as a Cayman Islands exempted company on May 1, 2017. In May 2019, Capitol redomesticated from the Cayman Islands to Delaware and became a Delaware corporation. On July 28, 2021, Capitol consummated the Business Combination with Old Doma, pursuant to the Merger Agreement. In connection with the Business Combination, Capitol changed its name to Doma Holdings, Inc. Our principal executive offices are located at 101 Mission Street, Suite 740, San Francisco, California 94105 and our telephone number is (650) 419-3827. Our website address is www.doma.com. Our website and the information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.
Emerging Growth Company and Smaller Reporting Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will cease to be an emerging growth company upon the earliest of (i) the end of the fiscal year following the fifth anniversary of the closing of Capitol’s IPO; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the three-year period, issued more than $1.0 billion in nonconvertible debt securities; or (iv) the end of any fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Additionally, we are a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter.

THE OFFERING

Issuer	Doma Holdings, Inc. (f/k/a Capitol Investment Corp. V)

Issuance of common stock

Shares of common stock offered by us	17,333,333 shares of common stock issuable upon the exercise of the warrants consisting of (i) 11,500,000 shares of common stock issuable upon the exercise of the public warrants and (ii) 5,833,333 shares of common stock issuable upon the exercise of the private placement warrants.

Shares of common stock outstanding prior to the exercise of all warrants	326,823,293 shares (as of June 30, 2022).

Exercise price of warrants	$11.50 per share, subject to adjustments as described therein.

Use of proceeds
We will receive up to an aggregate of approximately $199.3 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. See “Use of Proceeds.”

Resale of common stock and warrants

Shares of common stock offered by the Selling Securityholders
249,293,231 shares of common stock, consisting of (i) up to 5,680,466 PIPE shares; (ii) up to 214,469,046 of Old Doma stockholder shares; (iii) up to 5,302,659 Sponsor shares; (iv) up to 5,833,333 shares of common stock issued upon the exercise of the private placement warrants; (v) up to 1,024,912 shares of exchanged restricted common stock; (vi) up to 3,055,542 shares of common stock reserved for issuance upon the exercise of options; (vii) up to 12,601,609 Earnout Shares; and (viii) up to 1,325,664 Sponsor Covered Shares.

Private placement warrants offered by the Selling Securityholders	5,833,333 private placement warrants.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or the private placement warrants by the Selling Securityholders.

Transfer restrictions	Certain of our securityholders are subject to certain restrictions on transfer. See “Restrictions on Resales of Our Securities” for further discussion.

NYSE stock symbols	Our common stock and public warrants are listed on the NYSE under the symbols “DOMA” and “DOMA.WS,” respectively.

Risk factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
An investment in Doma’s securities involves a high degree of risk. You should carefully consider the risks incorporated by reference to Doma’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus as updated by Doma’s subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. Doma’s business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to it or that it considers immaterial as of the date of this prospectus. The trading price of Doma’s securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. See “Incorporation by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in this prospectus and the documents incorporated by reference herein. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus and the documents incorporated by reference herein, about our plans, strategies and prospects, both business and financial, are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “project” or the negative of such terms or other similar expressions. Moreover, the absence of these words does not mean that a statement is not forward looking. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.
Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•our projected financial information, anticipated growth rate, and market opportunity;
•our ability to maintain the listing of our common stock on the New York Stock Exchange;
•our ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•the accounting of our warrants as liabilities and any changes in the value of our warrants having a material effect on our financial results;
•factors relating to our business, operations and financial performance, including:
◦our ability to drive an increasing proportion of orders in both our strategic and enterprise accounts and our local channels through the Doma Intelligence platform;
◦changes in the competitive and regulated industries in which we operate, variations in technology and operating performance across competitors, and changes in laws and regulations affecting our business;
◦our ability to implement business plans, forecasts and other expectations, and identify and realize additional opportunities;
◦the impact of COVID-19 on our business;
◦costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination or to realize any financial projections or estimated pro forma results; and
•other factors detailed under the section “Risk Factors” and in our periodic filings with the SEC.
Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.
Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.
You should read this prospectus, any documents incorporated by reference herein and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

USE OF PROCEEDS
All of the common stock and private placement warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $199.3 million, but we will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

SELLING SECURITYHOLDERS
This prospectus relates to the offer and sale from time to time by the Selling Securityholders of:
•up to 5,680,466 PIPE shares;
•up to 214,469,046 of Old Doma stockholder shares;
•up to 5,302,659 Sponsor shares;
•up to 5,833,333 shares of common stock issuable upon the exercise of the private placement warrants;
•up to 1,024,912 shares of exchanged restricted common stock;
•up to 3,055,542 shares of common stock reserved for issuance upon the exercise of options;
•up to 12,601,609 Earnout Shares;
•up to 1,325,664 Sponsor Covered Shares; and
•up to 5,833,333 private placement warrants;
The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. See “Plan of Distribution.” When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in our common stock or warrants in accordance with the terms of the agreements governing the registration rights applicable to such Selling Securityholder’s shares of common stock or warrants.
Certain of the Selling Securityholders listed below entered into agreements that restrict the transfer of the shares of our common stock that otherwise may be sold from time to time pursuant to the registration statement of which this prospectus forms part. See “Restrictions on Resales of Our Securities” for further discussion.
The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth, as of the June 30, 2022 (unless otherwise noted), the names of the Selling Securityholders, the aggregate number of shares of common stock and warrants beneficially owned, the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus, and the aggregate number of shares of common stock and warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby, assuming that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering and no other purchases or sales of our securities by the Selling Securityholders will have occurred.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our common stock is based on 326,823,293 shares of common stock issued and outstanding (including the Sponsor Covered Shares) as of June 30, 2022. In calculating percentages of shares of common stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular Selling Securityholder’s warrants or options, if any, and did not assume the exercise of any other Selling Securityholder’s warrants or options.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Beneficial ownership before the offering			Securities being offered		Beneficial ownership after the offering
Name and address of selling securityholder(1)	Number of shares of common stock	% of common stock	Number of private placement warrants	Number of shares of common stock	Number of private placement warrants	Number of shares of common stock	% of common stock	Number of private placement warrants
75 and Sunny LP(2)	200,000	*	—	200,000	—	—	—	—
Allspring Special Small Cap Value Fund(3)	1,250,000	*	—	1,250,000	—	—	—	—
American Bankers Insurance Group, Inc.(4)†	1,325,464	*	—	1,589,633	—	—	—	—
Capitol Acquisition Founder V LLC(5)†	4,316,577	1.3%	1,942,980	4,316,577	1,942,980	—	—	—
Capitol Acquisition Management V LLC(6)†	7,458,047	2.3%	3,357,021	7,458,047	3,357,021	343,700	*	—
Entities affiliated with Fifth Wall(7)†	6,453,219	2.0%	—	7,598,772	—	—	—	—
Entities affiliated with Foundation Capital(8)†	44,777,155	13.7%	—	47,156,933	—	—	—	—
Entities affiliated with Lennar Corporation(9)†	82,699,024	25.3%	—	87,043,414	—	—	—	—
Entities affiliated with Millennium Management LLC(10)	5,536,159	1.7%	—	30,466	—	5,505,693	1.7%	—
Entities affiliated with StepStone(11)†	14,879,484	4.6%	—	15,670,286	—	—	—	—
Eric Watson(12)†	566,467	*	—	773,939	—	—	—	—
Fidelity Funds(13)	2,500,000	*	—	2,500,000	—	—	—	—
Hasan Rizvi(14)†	2,623,074	*	—	3,379,852	—	—	—	—
Highline Investments LLC	700,000	*	—	700,000	—	—	—	—
Karen Richardson(15)†	692,889	*	—	729,714	—	—	—	—
Lawrence Summers(16)†	1,230,059	*	—	1,295,433	—	—	—	—
Lawrence Calcano(17)†	171,758	*	133,333	171,758	133,333	—	—	—
Matthew E. Zames(18)†	752,838	*	—	792,849	—	—	—	—
Max Simkoff(19)†	48,746,493	14.9%	—	51,337,230	—	—	—	—
PIMCO Tactical Opportunities Master Fund Ltd.(20)	500,000	*	—	500,000	—	—	—	—
Raul J. Fernandez(21)†	171,758	*	133,333	171,758	133,333	—	—	—
Richard C. Donaldson(22)†	729,408	*	133,333	171,758	133,333	557,650	*	—
SCOR U.S. Corporation(23)†	13,562,259	4.1%	—	14,283,054	—	—	—	—
Thomas S. Smith, Jr.(24)†	171,758	*	133,333	171,758	133,333	—	—	—
__________________
*Less than one percent.
†Party to the Registration Rights Agreement.
(1)Unless otherwise noted, the business address of each of those listed in the table above is 101 Mission Street, Suite 740, San Francisco, California 94105.
(2)Spencer Rascoff is the 100% beneficial owner of 75 and Sunny LP. He is also the President of 75 and Sunny Inc., which is the General Partner of 75 and Sunny LP. The address of 75 and Sunny, LP is 3019 Wilshire Blvd #317, Santa Monica, California 90403.
(3)Allspring Special Small Cap Value Fund is a mutual fund registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended, whose account is sub-advised by Allspring Global Investments, LLC, including dispositive power over the shares. The Board of Trustees of Allspring Funds Trust has delegated the responsibility for voting proxies relating to the Allspring Funds’ portfolio securities to Allspring Funds Management, LLC, the investment manager of the Allspring Funds, and has adopted policies and procedures that are used to determine how to vote proxies relating to portfolio securities held by the Allspring Funds. The address of these entities is 525 Market Street, 12th Floor San Francisco, California 94105.
(4)Shares offered hereby consist of (i) up to 1,325,464 shares of our common and (ii) up to 264,169 Earnout Shares. American Bankers Insurance Group, Inc. (“ABIG”) is a wholly-owned subsidiary of Assurant, Inc., a public company listed on the NYSE under the symbol “AIZ.” The applicable investment committee members of ABIG have voting and investment power over the shares held by ABIG. Such investment committee members expressly disclaim beneficial ownership of all shares held by ABIG. The address of ABIG is c/o Assurant, Inc., 11222 Quail Roost Drive, Miami, Florida 33157.
(5)L. Dyson Dryden was the President, Chief Financial Officer and a director of Capitol, the predecessor company to Doma. Shares listed as beneficially owned consist of (i) 1,898,879 shares of our common stock, (ii) 474,718 Sponsor Covered Shares and (iii) 1,942,980 shares of our common stock issuable upon the exercise of the private placement warrants. Securities offered hereby consist of (i) up to 1,898,879 shares of our common stock, (ii) up to 474,718 Sponsor Covered Shares, (iii) up to 1,942,980 private placement warrants and (iv) up to 1,942,980 shares of our common stock issuable upon the exercise of the private placement warrants. Capitol Acquisition Founder V LLC is controlled by Mr. Dryden. The address of Capitol Acquisition Founder V LLC is 305 West Pennsylvania Avenue, Towson, Maryland 21204.
(6)Mark D. Ein is a member of our board of directors and was previously the Chairman, Chief Executive Officer and a director of Capitol, the predecessor company to Doma. Shares listed as beneficially owned consist of (i) 3,280,824 shares of our common stock, (ii) 820,202 Sponsor Covered Shares and (iii) 3,357,021 shares of our common stock issuable upon the exercise of the private placement warrants. Securities offered hereby consist of (i) up to 3,280,824 shares of our common stock, (ii) up to 820,202 Sponsor Covered Shares, (iii) up to 3,357,021 private placement warrants and (iv) up to 3,357,021 shares of our common stock issuable upon the exercise of the private placement warrants. Capitol Acquisition Management V LLC is controlled by Mr. Ein. The address of Capitol Acquisition Management V LLC is 1300 17th Street North, Suite 820, Arlington, Virginia 22209. This does not reflect the 343,700 shares of common stock held by Mr. Ein directly as of July 29, 2022.
(7)As of the close of business on June 30, 2022 consists of 6,453,219 shares of our common stock held by Fifth Wall Ventures, L.P. (“FWV”). Shares offered hereby consist of (i) up to 6,453,219 shares of our common stock and (ii) up to 1,145,553 Earnout Shares (consists of Earnout Shares issuable to (a) FWV, (b) Fifth Wall Ventures SPV XIX, L.P. (“FWV SPV XIX”) and (c) Fifth Wall Ventures SPV XX, L.P. (“FWV SPV XX”)). Fifth Wall Ventures GP, LLC is the general partner of FWV SPV XX, FWV SPV XIX and FWV, each a Delaware limited partnership (the “Subsidiary Funds”). Fifth Wall Ventures Management, L.P. serves as the sole manager of Fifth Wall Ventures GP, LLC. Fifth Wall Ventures Management GP, LLC is the general partner of Fifth Wall Ventures Management, L.P. Each of Fifth Wall Ventures GP, LLC, Fifth Wall Ventures Management, L.P. and Fifth Wall Ventures Management GP, LLC expressly disclaims beneficial ownership of the shares held by each Subsidiary Fund. Each Subsidiary Fund expressly disclaims ownership of any shares held by any other Subsidiary Fund. Investment and voting decisions with respect to interests held by Fifth Wall Ventures Management GP, LLC are made by its members Brendan Wallace, Andriy Mykhaylovskyy and Brad Greiwe (the “Members”). Each of the Members expressly disclaims beneficial ownership of the shares held by the Subsidiary Funds. The address for each of these entities is 6060 Center Drive, 10th Floor, Los Angeles, California 90045.
(8)Shares listed as beneficially owned consist of (i) 10,520,957 shares held by Foundation Capital Leadership Fund II, L.P. (“FCL2”), (ii) 722,269 shares held by Foundation Capital VIII Principals Fund, LLC (“FC8P”) and (iii) 33,533,929 shares held by Foundation Capital VIII, L.P. (“FC8”). Shares offered hereby consist of (i) up to 44,777,155 shares of our common stock and (ii) up to 2,379,778 Earnout Shares. Foundation Capital Management Co. LF II, L.L.C. (“FCMLF2”) serves as the sole general partner of FCL2 and, as such, FCMLF2 possesses voting and dispositive power over the shares held by FCL2, and may be deemed to have indirect beneficial ownership of the shares held by FCL2. FCMLF2 disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. Ashu Garg, Charles Moldow and Steve Vassallo are the managers of FCMLF2. Foundation Capital Management Co. VIII, L.L.C. (“FCM8”) serves as the sole manager of FC8P and, as such, FCM8 possesses voting and dispositive power over the shares held by FC8P, and may be deemed to have indirect beneficial ownership of the shares held by FC8P. FCM8 disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. FCM8 serves as the sole general partner of FC8 and, as such, FCM8 possesses voting and dispositive power over the shares held by FC8, and may be deemed to have indirect beneficial ownership of the shares held by FC8. FCM8 disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. Paul Holland and Messers. Garg, Moldow and Vassallo are the managers of FCM8. Charles Moldow is a director of Doma. Messers. Garg, Holland, Moldow and Vassallo disclaim beneficial ownership except to the extent of their pecuniary interest therein. The address for each of these entities is 550 High Street, 3rd Floor, Palo Alto, California 94301.
(9)As of June 30, 2022, represents (i) 82,242,689 shares held by LENX ST Investor, LLC and (ii) 456,335 shares held by Len FW Investor, LLC. Shares offered hereby consist of (i) 82,699,024 shares of our common stock and (ii) up to 4,344,390 Earnout Shares. Each of LENX ST Investor, LLC and Len FW Investor, LLC is wholly-owned by LEN X, LLC, which in turn is wholly-owned by Lennar Corporation. Each of LENX ST Investor, LLC, LEN X, LLC and Lennar Corporation has shared voting and dispositive power over the shares held by LENX ST Investor, LLC, and each of Len FW Investor, LLC, LEN X, LLC and Lennar Corporation has shared voting and dispositive power over the shares held by Len FW Investor, LLC. The address for each of these entities is 5505 Blue Lagoon Drive, Miami, Florida 33126.
(10)As of the close of business on June 30, 2022: (i) Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owned 93,500 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) (consisting of: (a) 30,466 shares of the Company’s Common Stock purchased in a private placement pursuant to a subscription agreement dated March 2, 2021 (the “PIPE”) and (b) an additional 63,034 shares of the Company’s Common Stock acquired separately from the

PIPE); (ii) Riverview Group LLC, a Delaware limited liability company (“Riverview Group”), beneficially owned 5,314,775 shares of the Company’s Common Stock (which are issuable upon exercise of certain warrants); (iii) ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”), beneficially owned 120,000 shares of the Company’s Common Stock (which are issuable upon exercise of certain warrants); and (iv) Integrated Assets, Ltd., an exempted company organized under the laws of the Cayman Islands (“Integrated Assets”), beneficially owned 7,884 shares of the Company’s Common Stock. Riverview Group, ICS Opportunities and Integrated Assets are affiliates of Integrated Core Strategies.
Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets.
Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and Integrated Assets and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets.
Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets.
The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities and Integrated Assets.
The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities or Integrated Assets, as the case may be.
The address for each person and entity listed above is 399 Park Avenue New York, New York 10022.
(11)Shares listed as beneficially owned consist of (i) 6,004,057 shares of our common stock held by StepStone VC Global Partners IX-A, L.P. (“StepStone IX-A”), (ii) 195,717 shares of our common stock held by StepStone VC Global Partners IX-C, L.P. (“StepStone IX-C”), (iii) 8,110,665 shares of our common stock held by StepStone VC Opportunities VI, L.P. (“StepStone VI”) and (iv) 569,045 shares of our common stock held by StepStone VC Opportunities VI-D, L.P. (“StepStone VI-D” and together with StepStone IX-A, StepStone IX-C and StepStone VI, each a “StepStone Fund” and collectively, the “StepStone Funds”). Shares offered hereby consist of (i) up to 14,879,484 shares of our common stock and (ii) up to 790,802 Earnout Shares. StepStone Group LP (“StepStone”) is the investment manager of each of the StepStone Funds. StepStone has voting and dispositive power over the shares held by the StepStone Funds pursuant to each StepStone Fund’s limited partnership agreement and certain investment management agreements to which StepStone and such StepStone Funds are parties. Each of C. Ashton Newhall and James Lim may be deemed to have voting and dispositive power with respect to the shares held by the StepStone Funds. The address for StepStone and each StepStone Fund is 100 Painters Mill Road, Suite 700, Owings Mills, Maryland 21117.
(12)Eric Watson has served as our General Counsel and Secretary since July 2019. Shares listed as beneficially owned consist of (i) 275,581 shares of our common stock and (ii) 290,886 shares of our common stock underlying options exercisable within 60 days of June 30, 2022. Shares offered hereby consist of (i) up to 275,581 shares of our common stock, (ii) up to 459,301 shares of our common stock underlying options, of which 290,886 are exercisable within 60 days of June 30, 2022 and 168,415 remain subject to vesting, and (iii) up to 39,057 Earnout Shares.
(13)Shares listed as beneficially owned consist of (i) 869,482 shares of our common stock held by Variable Insurance Products Fund: VIP Growth Portfolio, (ii) 673,925 shares of our common stock held by Fidelity Capital Trust: Fidelity Capital Appreciation Fund, (iii) 487,314 shares of our common stock held by Fidelity Advisor Series I: Fidelity Advisor Equity Growth Fund, (iv) 331,286 shares of our common stock held by Fidelity Hastings Street Trust: Fidelity Growth Discovery Fund, (v) 115,014 shares of our common stock held by Fidelity Advisor Series I: Fidelity Advisor Series Equity Growth Fund and (vi) 22,979 shares of our common stock held by Variable Insurance Products Fund III: VIP Dynamic Capital Appreciation Portfolio. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the

Fidelity Funds’ Boards of Trustees. The address for each person and entity listed above is 245 Summer Street, Boston, Massachusetts 02110.
(14)Hasan Rizvi has served as President of Technology & Operations since May 2022 and as the Chief Technology Officer since March 2019. Shares listed as beneficially owned consist of (i) 599,493 shares of our common stock and (ii) 2,023,581 shares of our common stock underlying options exercisable within 60 days of June 30, 2022. Shares offered hereby consist of (i) up to 599,493 shares of our common stock, (ii) up to 2,596,241 shares of our common stock underlying options, of which 2,023,581 are exercisable within 60 days of June 30, 2022 and 572,660 remain subject to vesting, and (iii) up to 184,118 Earnout Shares.
(15)Karen Richardson has served as a member of Doma’s board of directors since September 2019. Shares listed as beneficially owned consist 692,889 shares of our common stock, of which 490,793 shares are or will be vested within 60 days of June 30, 2022. Shares offered hereby consist of (i) up to 303,134 shares of our common stock, (ii) up to 389,755 shares of exchanged restricted common stock, of which 187,659 are or will be vested within 60 days of June 30, 2022 and 202,096 will continue to be subject to a right of repurchase by us until vested, and (iii) up to 36,825 Earnout Shares. This does not reflect the 16,573 shares of common stock held by Ms. Richardson directly as of July 29, 2022.
(16)Lawrence Summers has served as a member of our board of directors since September 2019. Shares listed as beneficially owned consist of (i) 537,170 shares held by Mr. Summers and (ii) 692,889 shares held by LHSummers Economic Consulting LLC, for which Dr. Summers is the sole member. Of the 692,889 shares held by LHSummers Economic Consulting LLC, 490,793 shares are or will be vested within 60 days of June 30, 2022. Shares offered hereby consist of (i) up to 840,304 shares of our common stock, (ii) up to 389,755 shares of exchanged restricted common stock, of which 187,659 are or will be vested within 60 days of June 30, 2022 and 202,096 will continue to be subject to a right of repurchase by us until vested, and (iii) up to 65,374 Earnout Shares. This does not reflect the 10,730 shares of common stock held by Dr. Summers directly as of July 29, 2022.
(17)Lawrence Calcano was an independent director of Capitol, the predecessor company to Doma. Shares listed as beneficially owned consist of (i) 30,739 shares of our common stock, (ii) 7,686 Sponsor Covered Shares and (iii) 133,333 shares of our common stock issuable upon the exercise of the private placement warrants. Securities offered hereby consist of (i) up to 30,739 shares of our common stock, (ii) up to 7,686 Sponsor Covered Shares, (iii) up to 133,333 private placement warrants and (iv) up to 133,333 shares of our common stock issuable upon the exercise of the private placement warrants. The address of Mr. Calcano is 1300 17th Street North, Suite 820, Arlington, Virginia 22209.
(18)Matthew E. Zames has served as a member of our board of directors since January 2019 and as chairperson of the board of directors since April 2021. Shares listed as beneficially owned consist of (i) 376,416 shares of our common stock held by the Matthew E. Zames Family, LLC, for which Mr. Zames’s spouse is the manager and (ii) 376,422 shares of our common stock held by the Jill E. Zames Family, LLC, for which Mr. Zames is the manager. Of the 376,416 shares held by the Matthew E. Zames Family, LLC and the 376,422 shares held by the Jill E. Zames Family, LLC, 347,545 and 347,551 shares, respectively, are or will be vested within 60 days of June 30, 2022 and 28,871 and 28,871 shares, respectively, will continue to be subject to a right of repurchase by us until vested. Shares offered hereby consist of (i) up to 507,436 shares of our common stock, (ii) up to 245,402 shares of exchanged restricted common stock, of which 187,660 are or will be vested within 60 days of June 30, 2022 and 57,742 will continue to be subject to a right of repurchase by us until vested, and (iii) up to 40,011 Earnout Shares. This does not reflect the 16,573 shares of common stock held by Mr. Zames directly as of July 29, 2022.
(19)Max Simkoff is our founder and has served as Chief Executive Officer and as a member of our board of directors since September 2016. Shares listed as beneficially owned consist of (i) 48,053,275 shares held by the Saslaw-Simkoff Revocable Trust, for which Mr. Simkoff serves as trustee; (ii) 346,609 shares held by the Jennifer Saslaw 2020 GRAT, for which Mr. Simkoff serves as trustee; and (iii) 346,609 shares held by the Max Simkoff 2020 GRAT, for which Mr. Simkoff serves as trustee. Shares offered hereby consist of (i) up to 48,746,493 shares of our common stock and (ii) up to 2,590,737 Earnout Shares.

(20)Michelle Wilson-Clarke and Julie O’Hara are directors of PIMCO Tactical Opportunities Fund Ltd. and may be deemed to have voting and dispositive power with respect to the shares held by PIMCO Tactical Opportunities Fund Ltd. The address of PIMCO Tactical Opportunities Fund Ltd. is 190 Elgin Avenue, George Town, KY1-9005, Cayman Islands.
(21)Raul J. Fernandez was an independent director of Capitol, the predecessor company to Doma. Shares listed as beneficially owned consist of (i) 30,739 shares of our common stock, (ii) 7,686 Sponsor Covered Shares and (iii) 133,333 shares of our common stock issuable upon the exercise of the private placement warrants. Securities offered hereby consist of (i) up to 30,739 shares of our common stock, (ii) up to 7,686 Sponsor Covered Shares, (iii) up to 133,333 private placement warrants and (iv) up to 133,333 shares of our common stock issuable upon the exercise of the private placement warrants. The address of Mr. Fernandez is 1300 17th Street North, Suite 820, Arlington, Virginia 22209.
(22)Richard C. Donaldson was an independent director of Capitol, the predecessor company to Doma. Shares listed as beneficially owned consist of (i) 280,739 shares of our common stock, (ii) up to 7,686 Sponsor Covered Shares, (iii) 133,333 shares of our common stock issuable upon the exercise of the private placement warrants and (iv) 307,650 shares of our common stock issuable upon the exercise of public warrants. Securities offered hereby consist of (i) up to 30,739 shares of our common stock, (ii) up to 7,686 Sponsor Covered Shares, (iii) up to 133,333 private placement warrants and (iv) up to 133,333 shares of our common stock issuable upon the exercise of the private placement warrants. The address of Mr. Donaldson is 1300 17th Street North, Suite 820, Arlington, Virginia 22209.
(23)Shares offered hereby consist of (i) up to 13,562,259 shares of our common stock and (ii) up to 720,795 Earnout Shares. Maxine Verne is a Senior Vice President of SCOR U.S. Corporation duly authorized to exercise voting and dispositive power over the shares held by it. The address for SCOR U.S. Corporation is 28 Liberty Street 54th Floor, New York, New York 10005.

(24)Thomas S. Smith, Jr. was an independent director of Capitol, the predecessor company to Doma. Shares listed as beneficially owned consist of (i) 30,739 shares of our common stock, (ii) 7,686 Sponsor Covered Shares and (iii) 133,333 shares of our common stock issuable upon the exercise of the private placement warrants. Securities offered hereby consist of (i) up to 30,739 shares of our common stock, (ii) up to 7,686 Sponsor Covered Shares, (iii) up to 133,333 private placement warrants and (iv) up to 133,333 shares issuable upon the exercise of the private placement warrants. The address of Mr. Smith is 250 Indian Road, Palm Beach, Florida 33480.

DESCRIPTION OF OUR SECURITIES
The following descriptions are summaries of the material terms of (i) our common stock, (ii) our warrants for common stock and (iii) our certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to these documents, which are exhibits to the registration statement of which this prospectus is a part and incorporated by reference. We encourage you to read these documents and the applicable portion of the Delaware General Corporation Law, as amended, carefully, for a complete description of the rights and preferences of our securities. Throughout this section, references to the “Company,” “we,” “our,” and “us” refer to Doma Holdings, Inc.
Authorized and Outstanding Capital Stock
Our authorized capital stock consists of 2,100,000,000 shares of capital stock, par value $0.0001 per share, of which:
•2,000,000,000 shares are designated as common stock; and
•100,000,000 shares are designated as preferred stock.
As of June 30, 2022, there were (i) 326,823,293 shares of common stock outstanding (including the Sponsor Covered Shares) and (ii) no shares of preferred stock outstanding.
Common Stock
Voting Rights
Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.
Our certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a plurality of the voting power of our outstanding common stock can elect all of the directors then standing for election. Our certificate of incorporation retains a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Dividend Rights
Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock will be entitled to receive ratably, on a per share basis, any dividends declared by our board of directors out of assets legally available.
Liquidation Rights
Subject to preferences that may be applicable to any preferred stock outstanding at the time, in the event of any voluntary or involuntary liquidation, dissolution or winding up, after payment or provision for payment of our debts and other liabilities, the holders of shares of our common stock will be entitled to receive, ratably in proportion to the number of shares held by the holder, all our remaining assets available for distribution to our stockholders.
No Preemptive or Similar Rights
The holders of our common stock are not entitled to preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions.
Preferred Stock
Our certificate of incorporation authorizes 100,000,000 shares of preferred stock and provides that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management.
Stock Options
As of June 30, 2022, we had outstanding 20,632,387 options to acquire our common stock, of which 12,671,918 were vested, with a weighted average exercise price of approximately $0.53 per share, and 7,960,469 were unvested, with a weighted average exercise price of approximately $0.67 per share.
Warrants
As of the June 30, 2022, we had issued 18,022,750 warrants, consisting of (i) 11,500,000 public warrants, (ii) 5,833,333 private placement warrants, which are held by the Sponsors, and (iii) 689,417 replacement warrants, subject to certain vesting conditions.
Public Warrants
Each whole public warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of (i) one year from the closing of the initial public offering and (ii) 30 days after the completion of the Business Combination; provided, that we have an effective registration statement under the Securities Act covering our common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement as a result of (i) us failing to have an effective registration statement by the 60th business day after the Closing of the Business Combination as described below or (ii) a notice of redemption described below under “—Redemption of Public Warrants When the Price Per Share of Our Common Stock Equals or Exceeds $10.00”). A warrant holder may exercise its public warrants only for a whole number of shares of our common stock. This means only a whole public warrant may be exercised at a given time by a warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The public warrants expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not be obligated to deliver any shares of our common stock pursuant to the exercise of a public warrant and we have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to our common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue shares of our common stock upon exercise of a public warrant unless our common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the share of our common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 20 business days after the Closing of the Business Combination, to use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of our common stock issuable upon exercise of the public warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the Warrant Agreement; provided that, if the shares of our common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement.
Redemption of Public Warrants When the Price Per Share of Our Common Stock Equals or Exceeds $18.00
Once the public warrants become exercisable, we may call the public warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of our common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the public warrant holders.
We have established the last redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of our common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of our common stock issuable upon a cashless exercise of the public warrants is then effective and a current prospectus relating to those shares of our common stock is available throughout the 30-day redemption period, except if the public warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the public warrants as set forth above even if the holders are otherwise unable to exercise the public warrants.
Redemption of Public Warrants When the Price Per Share of Our Common Stock Equals or Exceeds $10.00
Once the public warrants become exercisable, we may redeem the outstanding public warrants (except as described herein with respect to the private placement warrants):
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their public warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our common stock (as described below) except as otherwise described below;
•if, and only if, the last reported sale price of our common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of our common stock and equity-linked securities as described above) on the trading day prior to the date on which we send the notice of redemption to the public warrant holders; and
•if, and only if, the last reported sale price of our common stock is less than $18.00 per share (as described for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of our common stock and equity-linked securities as described above), then the private placement warrants are also called for redemption on the same terms as the outstanding public warrants, as described above.
Beginning on the date the notice of redemption is given until the public warrants are redeemed or exercised, holders may elect to exercise their public warrants on a cashless basis. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the public warrants as set forth above even if the holders are otherwise unable to exercise the public warrants.
The numbers in the table below represent the number of shares of our common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to the redemption feature, based on the “fair market value” of our common stock on the corresponding redemption date (assuming holders elect to exercise their public warrants and such public warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of our common stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of public warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below. We will provide our public warrant holders with the final fair market value no later than one business day after the ten-day trading period described above.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a public warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-Dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a public warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a public warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a public warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a public warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Our Common Stock
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and time to expiration may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our common stock to be issued for each public warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume-weighted average price of our common stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants is $11.00 per share, and at such time there are 57 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.277 shares of our common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our common stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants is $13.50 per share, and at such time there are 38 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.298 shares of our common stock for each whole warrant. In no event will the public warrants be exercisable in connection with this redemption feature for more than 0.361 shares of our common stock per warrant, subject to adjustment. Finally, as reflected in the table above, if the public warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of our common stock. In no event will the public warrants be exercisable in connection with this redemption feature for more than 0.361 shares of our common stock per warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding public warrants to be redeemed when our common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our common stock is below the exercise price of the public warrants. This provides us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Public Warrants When the Price Per Share of Our Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their public warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their public warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding public warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if it chooses to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when our common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when our common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of our common stock than they would have received if they had chosen to wait to exercise their warrants for our common stock if and when our common stock trades at a price higher than the exercise price of $11.50 per share.
No fractional shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of our common stock to be issued to the holder.
Redemption Procedures
A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our common stock equal to the product of (1) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) multiplied by (2) one minus the quotient of (x) the price per share of our common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume-weighted average price of our common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.
If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.
Whenever the number of shares of our common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The public warrants were issued in registered form under a Warrant Agreement between Continental, as warrant agent, and us. A copy of the Warrant Agreement, which is filed as an exhibit to this prospectus, has a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The public warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of our common stock.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Private Placement Warrants
The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business

Combination (except under limited circumstances) and they will not be redeemable by us so long as they are held by the Sponsors or their permitted transferees.
The Sponsors or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis and will have certain registration rights related to such private placement warrants. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the initial public offering, including they may be redeemed for shares of our common stock. If the private placement warrants are held by holders other than the Sponsors or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.
Anti-Takeover Effects of Provisions of the Proposed Certificate of Incorporation, Proposed Bylaws and Applicable Law
Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors.
Classified Board of Directors
Our certificate of incorporation provides that our board of directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual meetings of our stockholders.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Special Meeting of Stockholders
Our certificate of incorporation and bylaws provide that, subject to the rights of any holders of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by (i) the chairman of the board, (ii) the chief executive officer, (iii) the secretary or (iv) our board of directors pursuant to a resolution adopted by a majority of our board of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws provide that stockholders seeking to bring business before the annual meeting of our stockholders or to nominate candidates for election as directors at the annual meeting of our stockholders must provide timely notice of their intent in writing.
To give timely notice, the secretary must have received the notice at our principal executive offices, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made or sent by us.
Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before the annual meeting of our stockholders or from making nominations for directors at annual meeting of our stockholders.

Election and Removal of Directors
Our certificate of incorporation and bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors.
Under the certificate of incorporation, our directors may be removed from office, only for cause and only by the affirmative vote of the holders of a majority of the power of all then-outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.
Vacancies and newly created directorships on our board of directors may be filled only by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. Any new director shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. The treatment of vacancies has the effect of making it more difficult for stockholders to change the composition of our board of directors.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation expressly does not authorize cumulative voting rights for our stockholders.
The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence a decision by our board of directors regarding a takeover.
Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (A) shares owned by persons who are directors and also officers and (B) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of our outstanding voting stock. This provision is expected to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Moreover, Section 203 may discourage attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

The provisions of DGCL, our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.
Exclusive Forum Selection
Our certificate of incorporation generally designates, unless we otherwise consent in writing, the Court of Chancery as the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent to us or our stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine. This provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act pursuant to Section 27 of the Exchange Act brought to enforce or any claim for which the U.S. federal district courts have exclusive jurisdiction.
Further, our certificate of incorporation provides that, unless we consent in writing, the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Although our certificate of incorporation provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.
New Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will indemnify our directors and officers to the fullest extent permitted by such law. We have also entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Our certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. In addition, as permitted by the DGCL, our certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director.
Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Transfer Agent and Registrar
The transfer agent for our capital stock is Continental. The transfer agent and registrar’s address is 1 State Street Plaza, 30th Floor, New York, New York 10004.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of certain material United States federal income tax consequences of the ownership and disposition of our common stock and private placement warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to persons who are receiving our securities in this offering.
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:
•our sponsor, founders, officers or directors;
•financial institutions or financial services entities;
•broker-dealers;
•governments or agencies or instrumentalities thereof;
•regulated investment companies;
•S corporations;
•real estate investment trusts;
•expatriates or former long-term residents of the United States;
•persons that actually or constructively own five percent (5%) or more (by vote or value) of our common stock;
•insurance companies;
•dealers or traders subject to a mark-to-market method of tax accounting with respect to the securities;
•accrual-method taxpayers who are required under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements;
•persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
•U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;
•persons who acquire our securities as compensation; and
•tax-exempt entities.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds our securities, the U.S. federal income tax treatment of a partner in such partnership or equityholder in such pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in other pass-through entities considering the acquisition of our securities to consult their tax advisors regarding the U.S. federal income tax considerations of the ownership and disposition of our securities by such partnership or pass-through entity.
This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of our common stock or private placement warrants who or that is for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Taxation of Distributions
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described below under “U.S. Holders —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants.” Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requirements relating to the requisite holding period are satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that currently are subject to tax at preferential long-term capital gains rates.
Possible Constructive Distributions
The terms of each private placement warrant provide for an adjustment to the number of shares of common stock for which the private placement warrant may be exercised or to the exercise price of the private placement warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. holders of the private placement warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the private placement warrants), including as a result of a distribution of cash or other property to the holders of shares of our common stock which is taxable to such holders of such shares as a distribution. Any constructive distribution received by a U.S. holder would be subject to tax in the same manner as if such U.S. holders of the private placement warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. holder’s adjusted tax basis in its private placement warrants would be increased to the extent any such constructive distribution is treated as a dividend.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants
Upon a sale or other taxable disposition of our common stock or private placement warrants (which, in general, would include a redemption of our private placement warrants that is treated as a taxable exchange of such private placement warrants as described below under “Exercise, Lapse or Redemption of a Private Placement Warrant”), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or private placement warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or private placement warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders currently are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock or private placement warrants transferred in such disposition.
Exercise, Lapse or Redemption of a Private Placement Warrant
Except as discussed below with respect to the cashless exercise of a private placement warrant, a U.S. holder generally will not recognize taxable gain or loss as a result of the acquisition of common stock upon exercise of a private placement warrant for cash. The U.S. holder’s tax basis in the shares of our common stock received upon exercise of the private placement warrants generally will be an amount equal to the sum of the U.S. holder’s initial investment in the private placement warrants and the exercise price of such private placement warrants. For U.S. federal income tax purposes, it is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the private placement warrants will begin on the date following the date of exercise or on the date of exercise of the private placement warrants; in either case, the holding period will not include the period during which the U.S. holder held the private placement warrants. If a private placement warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the private placement warrant.
The tax consequences of a cashless exercise of a private placement warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s tax basis in the common stock received would equal the holder’s basis in the private placement warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the private placement warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the private placement warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the private placement warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining private placement warrants, which would be deemed to be exercised. For this purpose, a U.S. holder would be deemed to have surrendered a number of private placement warrants having an aggregate value equal to the exercise price for the number of private placement warrants deemed exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the exercise price of the private placement warrants deemed exercised and the U.S. holder’s tax basis in the private placement warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the private placement warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the U.S. holder’s initial investment in the private placement warrants deemed exercised and the exercise price of such private placement warrants. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the private placement warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem private placement warrants for cash or if we purchase private placement warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants.”
If we give notice of an intention to redeem private placement warrants and a U.S. holder exercises its private placement warrants on a cashless basis and receives an amount of common stock in respect thereof, we intend to treat such exercise as a redemption of private placement warrants for common stock for U.S. federal income tax purposes. Such redemption should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of private placement warrants for shares of common stock. A U.S. holder’s aggregate tax basis in the shares of common stock received in the redemption generally should equal the U.S. holder’s aggregate tax basis in the private placement warrants redeemed and the holding period for the shares of common stock received should include the U.S. holder’s holding period for the surrendered private placement warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants. Accordingly, a U.S. holder is urged to consult its tax advisor regarding the tax consequences of a redemption of private placement warrants for shares of common stock.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock and private placement warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock or private placement warrants who or that is for U.S. federal income tax purposes:
•a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
•a foreign corporation; or
•an estate or trust that is not a U.S. holder;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.
Taxation of Distributions
In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) made to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend to a Non-U.S. holder of private placement warrants (as described above in “U.S. Holders —Possible Constructive Dividends”), it is possible that this tax would be withheld from any amount owed to the Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from private placement warrants or other property subsequently paid or credited to such Non-U.S. holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of our common stock, which will be treated as described below under “Non-U.S. Holders —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants” below.
The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants
A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or our private placement warrants (including the expiration or redemption of our private placement warrants), unless:
•the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder);
•such Non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or
•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock or private placement warrants and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock or private placement warrants. There can be no assurance that our common stock is or has been treated as regularly traded on an established securities market for this purpose.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (which will include any gain realized in connection with the redemption and may be reduced by certain U.S. source capital losses) at a tax rate of thirty percent (30%).
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.
Exercise, Lapse or Redemption of a Private Placement Warrant
The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a private placement warrant, or the lapse of a private placement warrant held by a Non-U.S. holder, or the redemption of a private placement warrant held by a Non-U.S. holder generally will correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a private placement warrant by a U.S. holder, as described above under “U.S. Holders —Exercise, Lapse or Redemption of a Private Placement Warrant” above, although to the extent a cashless exercise or redemption of a private placement warrant results in a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants.”
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock and private placement warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
All Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.
FATCA Withholding Taxes
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of thirty percent (30%) in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of thirty percent (30%), unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned our restricted common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we are required to file reports) preceding the sale.
Persons who have beneficially owned our restricted common stock or warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of our common stock then outstanding; or
•the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.
As a result of the consummation of the Business Combination, we are no longer a shell company. We believe we are in compliance with all of the conditions set forth in the exceptions listed and, accordingly, Rule 144 is available for the resale of the above noted restricted securities as long as the conditions listed above continue to be satisfied.
Sponsor Support Agreement
1,325,664 shares of our outstanding common stock held by the Sponsors are subject to transfer restrictions pursuant to the Sponsor Support Agreement, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference. Pursuant to the Sponsor Support Agreement, the Sponsors have agreed, subject to customary permitted transfers, not to transfer these Sponsor Covered Shares until the earlier of (A) three years after the Closing Date or (B) the date on which the Sponsor Covered Shares vest.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 17,333,333 shares of common stock that are issuable upon the exercise of the warrants consisting of (i) up to 11,500,000 shares of common stock that are issuable upon the exercise of the public warrants and (ii) up to 5,833,333 shares of common stock that are issuable upon the exercise of the private placement warrants.
We are also registering the resale by the Selling Securityholders, or their permitted transferees, from time to time of (a) 249,293,231 shares of common stock, consisting of (i) up to 5,680,466 PIPE shares; (ii) up to 214,469,046 of Old Doma stockholder shares; (iii) up to 5,302,659 Sponsor shares; (iv) up to 5,833,333 shares of common stock issued upon the exercise of the private placement warrants; (v) up to 1,024,912 shares of exchanged restricted common stock; (vi) up to 3,055,542 shares of common stock reserved for issuance upon the exercise of options; (vii) up to 12,601,609 Earnout Shares; and (viii) up to 1,325,664 Sponsor Covered Shares and (b) 5,833,333 private placement warrants.
We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants. The Selling Securityholders will pay any underwriting discounts, if applicable (it being understood that the Selling Securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering) and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities.
We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the common stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of common stock or warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Subject to any transfer restrictions (as described in “Restrictions on Resales of Our Securities”) or limitations as set forth in any applicable agreement governing the registration rights, the Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•in underwriter transactions;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of NYSE;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•through one or more underwritten offerings on a firm commitment or best efforts basis;
•agreements with broker-dealers to sell a specified number of the shares at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to purchasers, including through a specific bidding, auction or other process in privately negotiated transactions;
•in privately negotiated transactions;
•through the writing or settlement of options (including put or call options) or other hedging transactions, whether through an options exchange or otherwise;
•delayed delivery requirements;
•in settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•by pledge to secured debts and other obligations;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, the Selling Securityholders may resell securities in open market transactions in reliance upon Rule 144, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of common stock or warrants, such Selling Securityholder may transfer the shares of common stock or warrants offered by this prospectus to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder that a permitted transferee intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of common stock offered by this prospectus in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also sell the shares of common stock offered by this prospectus short and redeliver such shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also loan, pledge or grant a security interest in shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. If applicable through securities laws, the third party in such sale transactions may be an underwriter and, accordingly, may be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
Our common stock and public warrants are listed on the NYSE under the symbols “DOMA” and “DOMA.WS,” respectively.
Under the Subscription Agreements, we have agreed to maintain the effectiveness of this registration statement until the earliest of (i) the date on which the securities may be resold without volume or manner of sale limitations and without the requirement that we be in compliance with the current public information requirement pursuant to Rule 144, (ii) the date on which the securities are sold and (iii) the date that is two years after the Closing.
Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of the securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Accordingly, any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of Continental, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
We have agreed to indemnify the Selling Securityholders party hereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act. The Selling Securityholders may indemnify any broker-dealer or agents that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for Doma Holdings, Inc. by Davis Polk & Wardwell LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Doma Holdings, Inc. (formerly States Title Holding, Inc.), incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock and warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements we have filed electronically with the SEC.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain website at https://www.doma.com/ . Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 30th day of August, 2022.

DOMA HOLDINGS, INC.
By:	/s/ Max Simkoff
	Name:	Max Simkoff
	Title:	Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Max Simkoff	Chief Executive Officer and Director (Principal Executive Officer)	8/30/2022
Max Simkoff

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	8/30/2022
Mike Smith

*	Director	8/30/2022
Sharda Cherwoo

*	Director	8/30/2022
Mark D. Ein

*	Director	8/30/2022
Stuart Miller

*	Director	8/30/2022
Charles Moldow

*	Director	8/30/2022
Karen Richardson

*	Director	8/30/2022
Lawrence Summers

*	Director	8/30/2022
Maxine Williams

*	Director	8/30/2022
Serena Wolfe

*	Chairman of the Board	8/30/2022
Matthew E. Zames

*By:	/s/ Max Simkoff
Max Simkoff
Attorney-in-Fact

INCORPORATION BY REFERENCE
The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities by means of this prospectus, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 4, 2022;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 11, 2022 and August 10, 2022, respectively;
•our Current Reports on Form 8-K filed with the SEC on April 7, 2022, July 1, 2022, July 8, 2022, July 21, 2022 and August 4, 2022; and
•the descriptions of our securities, which are registered under Section 12 of the Exchange Act, in our registration statement on Form S-1, filed with the SEC on August 19, 2021, and any amendments or reports filed for the purpose of updating such description, including Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021.
The information incorporated by reference into this prospectus is an important part of this prospectus. Neither we nor any underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.
You may request a free copy of any of the documents incorporated by reference in this prospectus (excluding any exhibits to those documents, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement) by writing or telephoning us at the following address:
Doma Holdings, Inc.
101 Mission Street, Suite 740
San Francisco, California 94105
(650) 419-3827

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

Amount paid or to be paid
SEC registration fee	$271,383
Legal fees and expenses	125,000
Accounting fees and expenses	30,000
Miscellaneous expenses	140,000
Total	$566,383
Each of the amounts set forth above, other than the registration fee, is an estimate.
Item 15. Indemnification of Directors and Officers
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 8.2 of the registrant’s certificate of incorporation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The registrant has also entered into indemnification agreements with each of its current directors, executive officers and certain other employees to provide these directors, executive officers and other employees additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s certificate of incorporation and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.
The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters may agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, and the selling stockholders, within the meaning of the Securities Act against certain liabilities.

Item 16. Exhibits and Financial Statement Schedules
The following exhibits are filed as part of this registration statement:

		Incorporated by Reference
Exhibit	Description	Form	Exhibit	Filing Date
2.1	Agreement and Plan of Merger, dated as of March 2, 2021, by and among Capitol Investment Corp. V (“Capitol”), Capitol V Merger Sub, Inc. and Doma Holdings, Inc.	8-K	2.1	3/3/2021
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of March 18, 2021, is made by and among Capitol, Capitol V Merger Sub, Inc. and Doma Holdings, Inc.	8-K	2.1	3/19/2021
4.1	Specimen Warrant Certificate.	S-1/A	4.3	11/19/2020
4.2	Warrant Agreement, dated December 1, 2020, between Capitol and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.1	12/7/2020
4.3	Specimen Common Stock Certificate of Doma Holdings, Inc.	S-4/A	4.5	6/15/2021
5.1	Opinion of Davis Polk & Wardwell LLP	S-1	5.1	8/19/2021
23.1*	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Davis Polk & Wardwell LLP (included as Exhibit 5.1)	S-1	23.3	8/19/2021
24.1	Power of Attorney	S-1	24.1	8/19/2021
*Filed herewith

Item 17. Undertakings
1.The undersigned registrant hereby undertakes:
(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.to include any prospectus required by section 10(a)(3) of the Securities Act;
ii.to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
ii.each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(e)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.